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                                                                    EXHIBIT D-11



                              [BRUNINI LETTERHEAD]



                                  May 17, 2002


Mr. Mike Fine
Vice President & General Manager -- Mississippi
Reliant Energy Entex
216 Woodgate Drive South
Brandon, MS 39042

Mr. George Hepburn, Esq.
Reliant Energy Entex
P.O. Box 2628
Houston, TX  77252-2628

        RE: RESTRUCTURING ORDER-DOCKET NO. 01-UA-774

Dear Mike and George:

        I am pleased to provide for your files a copy of the May 16, 2002 Order executed by the Mississippi Public Service Commission approving the Reliant Corporate Restructuring.

        If I can be of further assistance, please do not hesitate to call.

                                        Sincerely,


                                        Brunini, Grantham, Grower & Hewes, PLLC

                                         /s/ JAMES L. HALFORD

                                        James L. Halford


JLH/ap
Encl.

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                      BEFORE THE PUBLIC SERVICE COMMISSION
                          OF THE STATE OF MISSISSIPPI

IN THE MATTER OF THE JOINT              |
APPLICATION OF RELIANT ENERGY           |
ENTEX, A DIVISION OF RELIANT            |     DOCKET NO. 01-UA-774
ENERGY RESOURCES CORP.;                 |
RELIANT ENERGY RESOURCES                |
CORP.; AND RELIANT ENERGY,              |
INCORPORATED; FOR APPROVAL OF           |
VARIOUS ASPECTS OF A CORPORATE          |
RESTRUCTURING                           |
                                        |
                                        |

                                     ORDER

         THIS DAY this cause came on to be heard before the Mississippi Public Service Commission of the State of Mississippi ("MPSC") on the Application of Reliant Energy Entex, a division of Reliant Energy Resources Corp. ("Entex"); Reliant Energy Resources Corp. ("RERC"); and Reliant Energy, Incorporated ("REI"); collectively hereafter referred to as the "Parties," pursuant to the provisions of Miss. Code Ann. Sections 77-3-23 (2000) and Rule 8 of the Rules of Practice and Procedure of the MPSC, for an order granting such consents, approvals, and authorizations as may be required by Mississippi law, including Miss. Code Ann. Sections 77-3-23 (2000) and Rule 8 of the MPSC's rules and regulations, to permit consummation of the transactions contemplated as part of the corporate restructuring of the holding company system of which Entex is a part.

         Due and proper notice of the filing of the Application and Notice of the time and place of the hearing have been given in the manner required by law, including publication of such Notice to the public in The Clarion-Ledger, a newspaper published at the seat of government at Jackson, Hinds County, Mississippi, with Proof of Publication lawfully filed with the MPSC, and copies of said Notice having been lawfully mailed to the proper officers, persons,

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and newspapers in the State of Mississippi, and there being no objections or protests filed, the Joint Application was duly heard on this date. The MPSC, having fully considered the Application and the exhibits filed thereto, the Prefiled Testimony of Stephen C. Schaeffer and upon the recommendation of the Public Utilities Staff after its review, finds as follows:

         1. Entex, a natura gas distribution division of RERC, operates a natural gas distribution business in Louisiana, Mississippi and Texas. Within Mississippi and through this division, RERC serves approximately 120,000 residential, commercial, and industrial customers. As such, RERC is a public utility within the meaning of Miss. Code. Ann. Section 77-3-3(d)(ii)(2000), and is subject to the jurisdiction of the MPSC. RERC is a corporation organized and existing under the laws of the State of Delaware and is duly authorized to do business in the State of Mississippi. The principal office of RERC is in Houston, Texas. There is a division office of RERC at 216 South Woodgate Drive, Brandon, Mississippi 39042. True and correct copies of RERC's Articles of Incorporation, with amendments, are on file with the MPSC and are made a part hereof by reference. Likewise, a full legal description of all of RERC's existing service areas in the State of Mississippi are set out in the various orders of the MPSC wherein RERC was granted certificates of public convenience and necessity to serve those areas. All of said orders are made a part of the Joint Application by reference.

         2. RERC is a wholly owned subsidiary of REI. The names and addresses of the Board of Directors and officers of RERC are attached to the Joint Application as Exhibit "A".

         3. REI is a Texas holding company, exempt from registration under the Public Utility Holding Company Act of 1935 (the "Act") pursuant to Section 3(a)(2) of the Act, 15 USCA Section 79c(a)(2). REI currently provides electric generation, transmission, and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P division. An



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Annual Report to Shareholders and a 10-K of REI, Entex's ultimate parent, are attached to the Joint Application as Exhibits "B" and "C", respectively.

         4. In connection with the restructuring of the electric industry in Texas, REI is proposing a corporate restructuring, including the formation of a new, ultimately exempt holding company to be called CenterPoint Energy, Inc. ("Regco") over REI's existing electric and gas utility operations, and the reorganization of the utility operations along functional and geographic lines. As part of that reorganization, Entex will ultimately become a stand-alone corporation. The other two divisions of RERC that operate as natural gas utilities in other states(1) will also become stand-alone corporations. For tax purposes, Regco will hold Entex and the other two utilities through a single-member limited liability company, Utility Holding, LLC. These restructurings are described in detail in the Form U-1/A Amendment No. 1 filed with the Securities and Exchange Commission on October 26, 2001, attached to the Joint Application as Exhibit "D", and the Master Separation Agreement attached to the Joint Application as Exhibit "E".

         5. The corporate restructuring is being undertaken to comply with the requirements of Texas law that electric utilities separate their generation, transmission and distribution, and retail activities, in preparation for full retail competition in the electric industry in Texas beginning January 1, 2002. The corporate restructuring will be accomplished in a manner that will, after completion of the restructuring, permit Regco to be an exempt holding company under Section 3(a)(1) of the Act.

         6. REI has formed Regco as a wholly owned subsidiary. After conveying its electric assets to a new wholly owned limited partnership subsidiary, REI will merge with a newly

----------
  (1) Minnegasco provides natural gas service in Minnesota, and Arkla provides service in Texas, Louisiana, Arkansas and Oklahoma.



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

formed subsidiary of Regco, and Regco will then be the holding company for the regulated businesses, including RERC. REI will then provide only electric transmission and distribution service and will be a regulated utility in Texas.

         7. After obtaining the approvals necessary from the MPSC, and from the other state commissions having jurisdiction over the other natural gas utility divisions of RERC, the second step of the restructuring -- the separation of the three divisions of RERC into separate entities -- will occur. Two new Delaware corporations, CenterPoint Energy Arkla, Inc. and CenterPoint Energy Minnegasco, Inc., will be formed. Those two new companies will issue stock, all of which will be owned by Utility Holding, LLC, whose stock will, in turn, be owned by Regco. The RERC assets that are currently used by Arkla and Minnegasco, and the business of each of the companies, will be contributed to CenterPoint Energy Arkla, Inc. and CenterPoint Energy Minnegasco, Inc., respectively.

         8. After the assets and business of Arkla and Minnegasco are contributed to the two newly organized companies, the assets remaining in RERC will be those of Entex. RERC will be renamed "CenterPoint Energy Entex, Inc." and will be reincorporated as a Texas corporation.

         9. The existing debt will be retained by RERC, and eventually CenterPoint Energy Entex, Inc., in order to avoid refinancing costs. For ratemaking purposes, CenterPoint Energy Entex, Inc.'s capital structure will be the same as that used by this Commission in Entex's last rate case until further order of the Commission.

         10. The administrative functions that are now provided to Entex and the other divisions of RERC by REI or RERC will continue to be provided on a centralized basis. The corporate allocations for those functions will not change as a result of the restructuring, and



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therefore the costs to Centerpoint Energy Entex, Inc. of those administrative services will not increase.

     11. The Parties have sought the MPSC's approval of the restructuring, as set forth in Exhibits "D" and "E" attached to the Joint Application, and the renaming and reincorporating of RERC.

     12. The proposed restructuring is in good faith and is consistent with the public interest and should be approved by the MPSC. The proposed transaction will have no detrimental effect on the MPSC's jurisdiction over RERC or on its ability to regulate RERC's Mississippi operations. The proposed transaction, which will result in Entex being a stand-alone company, will give the MPSC a clearly defined corporate entity over which to exercise jurisdiction. In addition, the proposed transaction will have no effect on, and will be transparent to, RERC's customers. The proposed transaction will not result in any material change in RERC's policies or operations, and will have no adverse effect on RERC's continued ability to provide reliable and adequate service. Centerpoint Energy Entex, Inc. will be managed in the same manner after the restructuring as RERC is now, and RERC's employees will continue to be employed by Centerpoint Energy Entex, Inc. Centerpoint Energy Entex, Inc. will adopt RERC's tariffs, and the transaction will not, in and of itself, result in an increase in rates to customers. Centerpoint Energy Entex, Inc. will maintain its books in accordance with the MPSC's requirements and will provide access to its books and records and required under the public utilities statutes.

     13. The renaming of RERC to Centerpoint Energy Entex, Inc., its reincorporation in Texas, and the holding of property and certificates by Centerpoint Energy Entex, Inc., are




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consistent with the public interest. As stated above, the restructuring will have no effect on the service or rates to customers.

     14. Once the restructuring is complete, Centerpoint Energy Entex, Inc. will be a public utility in Mississippi, operating equipment and facilities for supplying natural gas service. Because Centerpoint Energy Entex, Inc. will operate with the same facilities and personnel as are now used by RERC to provide natural gas utility service, the transfer of the property and certificates of public convenience and necessity presently held by RERC as part of the restructuring should be approved. Centerpoint Energy Entex, Inc., after the restructuring, will be fit and able to properly perform the public utility services authorized by such certificates, and will comply with the lawful rules, regulations, and requirements of the MPSC.

     WHEREFORE, PREMISES CONSIDERED, this Commission having carefully reviewed the evidence in the record in this docket, finds that the Parties' request is well taken and should be granted.

     IT IS THEREFORE ORDERED:

     (a) that the corporate restructuring as set out in Exhibits "D" and "E" of the Joint Application is hereby approved;


     (b) that the renaming of Reliant Energy Resources Corp. to Centerpoint Energy Entex, Inc., and the reincorporating of that company in Texas effective with the restructuring set out in Exhibits "D" and "E" of the Joint Application, are hereby approved;

     (c) that effective with the renaming and reincorporating set forth in (b) above, the transfer of the property and certificates of public convenience and

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          necessity To Centerpoint Energy Entex, Inc., a Texas corporation, is hereby approved; and

     (d) that Centerpoint Energy Entex, Inc., a Texas corporation, from and after consummation of the restructuring, is hereby authorized to operate as a public utility in Reliance Energy Resources Corp.'s certificated areas in Mississippi pursuant to the terms, conditions, and rates previously approved by the MPSC.

       Chairman Michael Callahan votes Aye; Vice Chairman Bo Robinson votes Aye; and Commissioner Nielsen Cochran votes Aye.

       ORDERED AND ADJUDGED by the Commission, this the 16th day of May, 2002

                                          MISSISSIPPI PUBLIC SERVICE COMMISSION


                                          /s/ MICHAEL CALLAHAN
                                          -------------------------------------
                                              Michael Callahan, Chairman


[SEAL]                                    /s/ BO ROBINSON
                                          -------------------------------------
                                              Bo Robinson, Vice Chairman


                                          /s/ NIELSEN COCHRAN
                                          -------------------------------------
                                              Nielsen Cochran, Commissioner


ATTEST: A True Copy


/s/ BRIAN N. RAY
-------------------------------------
Brian N. Ray, Executive Secretary


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